Exhibit 4.1

SATISFACTION AND DISCHARGE OF INDENTURE

THIS SATISFACTION AND DISCHARGE OF INDENTURE, dated as of December 20, 2016 (hereinafter referred to as this “Satisfaction and Discharge”), relates to that certain Indenture, dated as of October 13, 2010 (the “Indenture”) by and among Alta Mesa Holdings, LP (the “Partnership”), Alta Mesa Finance Services Corp.  (the “Co-Issuer” and together with the Partnership the “Issuers”), the Subsidiary Guarantors named therein, and Wells Fargo Bank, National Association (the “Trustee”), pursuant to which the Issuers issued their 9 5/8% Senior Notes due 2018 (the “Notes”).    Initially capitalized terms used herein, unless otherwise defined herein, have the respective meanings set forth in the Indenture.

WITNESSETH

WHEREAS, pursuant to Article V of the Indenture and Paragraph 5 of the Notes, the Issuers have elected to redeem and will redeem on January 7, 2017 (the “Redemption Date”) all outstanding Notes authenticated and delivered under the Indenture (other than lost, stolen or destroyed Notes that have been replaced), pursuant to a Notice of Full Redemption dated December 8, 2016;

WHEREAS, pursuant to Section 8.1(a) of the Indenture, the Issuers have deposited with the Trustee, as trust funds solely for the benefit of the Holders, cash in U.S. dollars in an amount (the “Deposited Amount”) sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes for principal, interest and premium, if any, to the Redemption Date and to pay all other sums payable by the Issuers under the Indenture;

WHEREAS, pursuant to Section 8.1(a) of the Indenture, the Issuers have irrevocably instructed the Trustee to apply the Deposited Amount toward the payment of the Notes on the Redemption Date;

WHEREAS, pursuant to Sections 8.1,  11.4 and 11.5 of the Indenture, the Issuers have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the satisfaction and discharge of the Indenture have been complied with; and

WHEREAS, pursuant to Section 8.1 of the Indenture, the Issuers have requested the Trustee to execute and deliver to the Issuers this Satisfaction and Discharge.

NOW, THEREFORE, the Trustee, pursuant to the provisions of 8.1 of the Indenture, hereby acknowledges that the Indenture has been satisfied and discharged, except with respect to those obligations that the Indenture provides shall survive the satisfaction and discharge thereof.

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Signature page follows.]

IN WITNESS WHEREOF, Wells Fargo Bank, National Association, as Trustee, has caused its corporate name to be hereunto affixed, and this Satisfaction and Discharge to be signed by one of its authorized officers as of the day and year first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

By:/s/ John C. Stohlmann

Name:  John C. Stohlmann

Title:   Vice President